Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CASI Pharmaceuticals, Inc. of our report dated March 28, 2016, on our audits of the consolidated balance sheets of CASI Pharmaceuticals, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K of CASI Pharmaceuticals, Inc. for the year ended December 31, 2015. We also consent to the reference to our Firm under the caption “Experts.”

/s/ CohnReznick LLP

Roseland, New Jersey

December 1, 2016